Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 for United States 12 Month Oil Fund, LP of our report dated February 29, 2024, relating to the statement of financial condition, including the schedule of investments, of United States 12 Month Oil Fund, LP as of December 31, 2023, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). Such financial statements are included in the Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2023. We also consent to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 20, 2024